Exhibit 99.1

Tredegar Corporation	Contact:
Corporate Communications	Neill Bellamy
1100 Boulders Parkway	Phone: 804/330-1211
Richmond, Virginia 23225	Fax: 804/330-1777
E-mail: invest@tredegar.com	E-mail: neill.bellamy@tredegar.com
Website: www.tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR CLOSING ALUMINUM EXTRUSION PLANT IN KENTLAND, INDIANA

RICHMOND, Va., February 1, 2012 -- Tredegar Corporation (NYSE:TG) announced that its Bonnell Aluminum subsidiary will close its plant in Kentland, Indiana.  The plant, which employs 146 people, is scheduled to close by September 30, 2012.

Tredegar estimates that it will recognize charges related to the shutdown of approximately $8 million, including accelerated depreciation on fixed assets of approximately $4 million, severance-related charges of approximately $1 million and other shutdown-related charges of approximately $3 million.  Other shutdown-related charges are primarily comprised of equipment transfers and plant shutdown charges.  It is anticipated that most of these charges will be recognized over the next 18 months.

The Kentland facility had sales of approximately $38 million in 2010 and has been operating at a loss for the past several years.

Duncan Crowdis, president of Bonnell Aluminum, said:  “This was a difficult decision to make, and we regret the impact this decision will have on our employees in Kentland.  While the employees have made an exceptional effort to help weather the current construction recession, prospects for a significant recovery in Kentland’s core market, residential building and construction, now appear to be well into the future.  Eligible employees will be offered severance and outplacement services.”

Bonnell Aluminum is a major supplier of aluminum extruded products focused largely in the building and construction markets.  The subsidiary had net sales of $234 million for the last twelve months ended September 30, 2011 and employs approximately 825 people at its three production facilities in the United States.

Based in Richmond, Va., Tredegar Corporation is primarily a global manufacturer of plastic films and aluminum extrusions.

Tredegar Closing Aluminum Extrusion Plant in Kentland, Indiana

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  This news release contains forward-looking statements regarding Tredegar Corporation’s business.  These forward-looking statements are not historical facts, but statements that involve risks and uncertainties.  Actual results could differ materially from those included in or implied by these forward-looking statements.  Accordingly, you should not place undue reliance on these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include the factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time-to-time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2010 Annual Report on Form 10-K filed with the SEC.  Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.  Except as required by applicable law or regulations, Tredegar does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

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